EXHIBIT 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
TRIMEDYNE, INC.

Trimedyne, Inc. (“Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Nevada, does hereby certify as follows:

FIRST:   The authorized shares of common stock of the Corporation has been increased to 30,000,000 shares.

SECOND:  The original Articles of Incorporation were filed in the Office of the Secretary of State on May 1, 1980.

THIRD:  These Amended and Restated Articles of Incorporation have been duly approved by the Corporation’s Board of Directors and by the vote of the holders of a majority of the Corporation’s issued and outstanding capital stock, in accordance with the provisions of Section 78.403 of the Nevada Revised Statutes.

FOURTH:  The provisions of the Articles of Incorporation of the Corporation heretofore amended and/or supplemented are hereby restated, integrated and further amended to read in its entirety as follows (“Articles”):

ARTICLE I

The name of corporation is TRIMEDYNE, INC.

ARTICLE II

The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Nevada Business Corporations Act.

ARTICLE III

The total number of shares of stock which the corporation shall have authority to issue is Thirty One Million (31,000,000) of which stock Thirty Million (30,000,000) shares of the par value $0.01 each, amounting in the aggregate to Three Hundred Thousand Dollars ($300,000), shall be Common Stock and of which One Million (1,000,000) shares of the par value $0.01 each, amounting in the aggregate to Ten Thousand Dollars ($10,000), shall be Preferred Stock. Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote of stockholders.

The board of directors, by resolution duly adopted, may create one or more series of Preferred Stock and may fix the terms thereof, including the designation of such series, dividend rates, redemption, conversion and liquidation rights, sinking fund provisions and voting provisions. The term of the Preferred Stock may provide rights senior to those of the holders of Common Stock. Shares of Preferred Stock shall only be entitled to such vote as is determined by the board of directors prior to the issuance of such stock, except as required by law, in which case each share of Preferred Stock shall be entitled to one vote.

ARTICLE IV

The members of the Corporation’s governing body shall be styled directors and the number of directors may be varied from time to time as provided in the corporation’s by-laws.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

(a)           To make, alter or repeal the by-laws of the corporation.

(b)           To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

(c)           To set apart out of any funds of the corporation available for dividends a reserve or reserves for any proper purposes and to abolish any such reserve in the manner in which it was created.

(d)           By a majority of the whole board, to designate one or more committees, each committee to consist of one or more directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending these articles of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the by-laws of the corporation; and unless the resolution or by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

(e)           When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

ARTICLE VII

Meetings of the stockholders may be held within or without the State of Nevada, as the by-laws may provide. The books of the corporation may be kept (subject to Section 78.105 of the Nevada Revised Statues) outside of the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

ARTICLE VIII

The corporation reserves the right to amend, alter, change or repeal any provision contained in these articles of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

No holders of any shares of the corporation’s stock shall have preemptive rights to subscribe or purchase any additional shares of stock.

ARTICLE X

The by-laws of the corporation shall provide for the indemnification of the corporation’s directors, officers, employees and agents for expenses incurred in connection with the defense of actions, suits or proceedings to the fullest extent permitted by Nevada law.

ARTICLE XI

No director or officer of the corporation shall be liable to the corporation or to the stockholders for damages for any breach of fiduciary duty; provided however, that a director or officer shall be liable for damages which result from any of the following:

(a)           Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law;

(b)           The willful or grossly negligent payment of any improper dividend or distribution; or

(c)           Acts or omissions which occurred prior to March 18, 1987.

ARTICLE XII

The board of directors shall, as soon as possible after the 1988 Annual Meeting of Stockholders, divide itself into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The first class shall hold office until the 1989 Annual Meeting of Stockholders, the second class shall hold office until the 1990 Annual Meeting of Stockholders and the third class shall hold office until the 1991 Annual Meeting of Stockholders. Thereafter, at each subsequent Annual Meeting of Stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

Any vacancies in the board of directors for any reason shall be filled by the remaining directors, acting by not less than a majority of the directors then in office, although less than a quorum. Any director so chosen shall be assigned to the class of directors of the director whom he replaced. Any newly created directorships resulting from any increase in the number of directors shall be filled by the board of directors in the same manner as a vacancy in the board of directors, and the board of directors shall assign any such newly create director to one of the three classes of directors. Any directors chosen pursuant to this paragraph shall hold office until the next election of the class of directors for which such directors shall have been chosen and until their successors are elected. No decrease in the number of directors shall shorten the term of any incumbent director.

Notwithstanding any other provision of these articles of incorporation or the by-laws of the corporation, the amendment, alteration or repeal of this Article XII, or any portion thereof, or the addition to these articles of incorporation of any provision inconsistent with this Articles XII shall require the approval by the vote of stockholders representing not less than two-thirds of the corporation’s issued and outstanding capital stock entitled to vote.

ARTICLE XIII

Cumulative voting shall not be allowed in the election of directors of this Corporation.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 18 day of February, 2011.

TRIMEDYNE, INC.

By:	/S/ Marvin P. Loeb
Name:	Marvin P. Loeb
Title:	Chairman & Chief Executive Officer